                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 CARDIOTHORACIC SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                          CARDIOTHORACIC SYSTEMS, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                           TO BE HELD ON MAY 19, 1998

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CARDIOTHORACIC SYSTEMS, INC., a Delaware corporation (the "Company") will be held on Tuesday, May 19, 1998, at 9:00 a.m., local time, at the Company's principal executive offices, 10600 N. Tantau Ave., Cupertino, California 95014 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

    1. To elect two Class I directors of the Company to serve for terms of three years expiring upon the 2001 Annual Meeting of Stockholders or until their successors are elected.

    2. To approve an amendment of the Company's Incentive Stock Plan to increase the number of shares of Common Stock available for issuance thereunder by 600,000 shares and to approve the material terms of the Incentive Stock Plan, including, but not limited to, share limitations for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

    3. To consider a stockholder proposal by the State of Wisconsin Investment Board to amend the Company's Bylaws to prohibit the repricing of stock options without stockholder approval.

    4. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending January 1, 1999.

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the Annual Meeting. All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person, even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Richard M. Ferrari

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Cupertino, California
April 9, 1998

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                          CARDIOTHORACIC SYSTEMS, INC.

                             ---------------------

                              PROXY STATEMENT FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                  MAY 19, 1998

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of CardioThoracic Systems, Inc. ("CardioThoracic Systems" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 19, 1998 at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company's principal executive offices, 10600 N. Tantau Ave., Cupertino, California 95014. The telephone number at the meeting location is
(408) 342-1700.

    These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended January 2, 1998 (the "Last Fiscal Year"), including financial statements, were first mailed on or about April 9, 1998, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on March 23, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 13,783,686 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding and held of record by approximately 310 stockholders.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses incurred in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. The Company may retain a proxy solicitation firm to aid in soliciting proxies from its stockholders. The fees of such firm are estimated not to exceed $5,000, plus reimbursement of expenses.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general,

Delaware law also provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting.

    The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of or opposed to approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two Class I directors, for approval of the amendment of the Incentive Stock Plan, against the stockholder proposal to amend the Bylaws, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be, with respect to the items not marked.

    If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1999 ANNUAL
  MEETING

    Proposals that are intended to be presented by stockholders of the Company at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 10, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal year 1997, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, except that Geoffrey D. Dillon, Jeffrey G. Gold, Richard A. Lotti and Michael D. Minailo each did not timely file their initial statements of beneficial ownership of securities on Form 3. In addition, Jack W. Lasersohn did not timely file a statement of changes in beneficial ownership on Form 4 for two transactions (such form was filed approximately one month late).

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock of the Company as of March 23, 1998, by: (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below, and (iv) all directors, nominees for election and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices. A total of 13,783,686 shares of the Company's Common Stock were issued and outstanding as of March 23, 1998.

                                                                  SHARES
                                                                BENEFICIALLY     APPROXIMATE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED(1)    PERCENT OF TOTAL(2)
--------------------------------------------------------------  -----------  --------------------
New Enterprise Associates VI, Limited Partnership ............     873,500             6.3%
  2490 Sand Hill Road
  Menlo Park, CA 94025
Morgenthaler Venture Partners IV .............................     840,000             6.1
  2730 Sand Hill Road
  Suite 280
  Menlo Park, CA 94025
Robert C. Bellas, Jr.(3)......................................     843,000             6.1
Richard M. Ferrari............................................     945,041             6.9
Thomas J. Fogarty, M.D.(4)....................................     148,677             1.1
Jack W. Lasersohn(5)..........................................     498,000             3.6
Thomas C. McConnell(6)........................................     876,500             6.4
Charles S. Taylor.............................................     948,152             6.9
Philip M. Young(7)............................................      10,857            *
Michael J. Billig(8)..........................................      84,232            *
Jeffrey G. Gold(9)............................................      51,066            *
Steve M. Van Dick(10).........................................     111,951            *
All directors, nominees and executive officers as a group (13
  persons)(11)................................................   4,571,176            32.6

------------------------

 *  Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Applicable percentage ownership is based on 13,783,686 shares of Common Stock outstanding as of March 23, 1998, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after March 23, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Consists of 840,000 shares held by Morgenthaler Venture Partners IV and 3,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998. Mr. Bellas, a director of the Company, is a general partner of Morgenthaler Venture Partners IV. Mr. Bellas shares voting or investment control over the shares held by Morgenthaler Venture Partners IV.

(4) Consists of 45,919 shares held by Three Arch Partners, L.P., 10,331 shares held by Three Arch Associates, L.P., 89,427 shares held by the Thomas Fogarty Separate Property Trust (some of which remain subject to repurchase by the Company), and 3,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998. Thomas J. Fogarty, M.D. is a director of the Company and a general partner of Three Arch Partners, L.P. and Three Arch Associates, L.P. Dr. Fogarty disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein.

(5) Consists of 475,000 shares held by Vertical Fund Associates L.P., 20,000 shares held by Vertical Life Sciences L.P. and 3,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998. Jack W. Lasersohn is a director of the Company, a managing director of the Vertical Group G.P., the general partner of Vertical Fund Associates L.P., and the general partner of Vertical Life Sciences L.P. Mr. Lasersohn disclaims beneficial ownership of the shares held by Vertical Fund Associates L.P. and Vertical Life Sciences L.P. except to the extent of his proportionate partnership interest therein.

(6) Consists of 873,500 shares held by New Enterprise Associates VI, Limited Partnership, and 3,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998. Thomas C. McConnell is a director of the Company and a general partner of New Enterprise Associates VI, Limited Partnership. Mr. McConnell disclaims beneficial ownership of the shares held by New Enterprise Associates VI, Limited Partnership except to the extent of his proportionate partnership interest therein.

(7) Includes 3,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998.

(8) Includes 40,833 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998.

(9) Includes 45,206 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998.

(10) Includes 100,000 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998.

(11) Includes 253,539 shares issuable upon exercise of options exercisable within 60 days after March 23, 1998.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

    Pursuant to the Company's Certificate of Incorporation and Bylaws, the Company's Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are two directors in Class I, two directors in Class II and three directors in Class
III. Two Class I directors are to be elected at the Annual Meeting. The Class II and Class III directors will be elected at the Company's 1999 and 2000 Annual Meetings of Stockholders, respectively. Each of the two Class I directors elected at the Annual Meeting will hold office until the 2001 Annual Meeting of Stockholders or until his successor has been duly elected and qualified.

    In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

    The names of the two Class I nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain information about them are set forth below. The names of the current Class II and Class III directors with unexpired terms, their ages as of the Record Date and certain information about them are also set forth below:

                                                                                                                DIRECTOR
NAME                                     AGE                       POSITION WITH THE COMPANY                      SINCE
-----------------------------------      ---      ------------------------------------------------------------  ---------
NOMINEES FOR CLASS I DIRECTORS

Thomas J. Fogarty, M.D.............          64   Director                                                        1996

Charles S. Taylor..................          43   Vice President, Chief Technical Officer, Director               1995

CONTINUING CLASS II DIRECTORS

Robert C. Bellas, Jr.(1)...........          56   Director                                                        1995

Thomas C. McConnell(1)(2)..........          43   Director                                                        1995

CONTINUING CLASS III DIRECTORS

Richard M. Ferrari.................          44   Chief Executive Officer, President, Director                    1995

Jack W. Lasersohn(2)...............          45   Director                                                        1995

Philip M. Young(1).................          58   Director                                                        1995

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    There are no family relationships among directors or executive officers of the Company.

    THOMAS J. FOGARTY, M.D. has served as a director of the Company since February 1996. Dr. Fogarty is an internationally recognized cardiovascular surgeon, inventor and venture capitalist. He is a General Partner of Three Arch Partners, a venture capital firm investing primarily in medical device companies, and has held the position of Professor of Surgery at Stanford University Medical Center since July 1993. Dr. Fogarty also serves as a director of Raytel Medical Corporation, Cardiac Pathways Corporation, and General Surgical Innovations, Inc. Dr. Fogarty holds an M.D. from the University of Cincinnati College of Medicine.

    CHARLES S. TAYLOR, the founder of the Company, was with Informed Creation, the predecessor company to CardioThoracic Systems, since its inception in November 1993, and has served as Vice President, Chief Technical Officer and a director of the Company since its incorporation in June 1995. From June 1992 until

November 1993, Mr. Taylor was a member of the research and development group at Stanford Surgical Technologies, Inc. (now Heartport, Inc., a publicly traded company), that develops instruments for advanced cardiac surgical procedures. From January 1992 to May 1992, Mr. Taylor managed the establishment of a new development group for Eli Lilly's Medical Instrument Systems division (now Guidant Corp., a publicly traded company), the Technology Development Center, which develops surgical devices for vascular intervention procedures. From May 1986 to December 1991, he was an Engineer and Manager for Advanced Cardiovascular Systems, Inc. where he directed teams of engineers developing new manufacturing technologies and custom research and development equipment.

    ROBERT C. BELLAS, JR. has served as a director of the Company since September 1995. Since January 1984, Mr. Bellas has been a General Partner of Morgenthaler Ventures, a venture capital firm, where he is responsible for the firm's investments in health care services, medical devices and biomedical ventures. Mr. Bellas also serves on the Board of Directors of Vical, Inc. and Medaphis Corporation. Mr. Bellas holds an M.B.A. from Stanford University Graduate School of Business.

    THOMAS C. MCCONNELL has served as a director of the Company since September 1995. He has been a General Partner of New Enterprise Associates ("NEA"), a venture capital investment entity, since 1989 and has been associated with NEA since 1985. Mr. McConnell also serves as a director of Conceptus, Inc., Applied Imaging Corp. and Innovasive Devices Inc. He holds an M.B.A. from Stanford University Graduate School of Business.

    RICHARD M. FERRARI joined the Company as Chief Executive Officer and a director in June 1995 and was elected President in August 1995. From January 1991 until joining the Company, he was President and Chief Executive Officer of Cardiovascular Imaging Systems, Inc. ("CVIS"), a manufacturer of intravascular ultrasound systems, which is currently a subsidiary of Boston Scientific Corporation. From March 1990 until joining CVIS, he served as President and Acting Chief Executive Officer of Medstone International, Inc., a manufacturer of lithotripsy equipment for treatment of gall and kidney stones. From 1981 to February 1990, he was employed with ADAC Laboratories, a supplier of diagnostic imaging equipment, serving most recently as Executive Vice President and General Manager responsible for the Nuclear Medicine, Digital Cardiology, Information Management and Radiation Therapy business units. Mr. Ferrari holds an M.B.A. from the University of South Florida.

    JACK W. LASERSOHN has served as a director of the Company since September 1995. He has been a Managing Director of The Vertical Group, Inc., a venture capital firm investing primarily in medical technology companies, since its formation in 1989. From 1981 to 1989, Mr. Lasersohn was the director of the venture capital division of F. Eberstadt & Co., Inc. Mr. Lasersohn also serves as a director of VitelCom Inc., UroQuest Medical Corporation and Mossimo, Inc. He holds an M.A. from Tufts University and a J.D. from Yale University.

    PHILIP M. YOUNG has served as a director of the Company since September 1995. He has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Young serves as a director of 3Dfx Interactive, Inc., The Immune Response Corporation, FemRx, Inc., Vical, Inc. and Zoran Corporation. He holds an M.B.A. from Harvard University.

    JOSEPH A. CIFFOLILLO resigned as a director of the Company effective February 2, 1998. Mr. Ciffolillo had been a Class I director.

    CHARLES S. TAYLOR is standing for re-election as a Class I director. Mr. Taylor had previously been a Class II director.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held five meetings during the fiscal year ended January 2, 1998. No director attended fewer than 75% of the meetings of the Board of Directors during the fiscal year ended January 2, 1998, with the exception of director Fogarty, who attended two meetings. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

    The Audit Committee consists of directors Lasersohn and McConnell. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held two meeting during the last fiscal year.

    The Compensation Committee consists of directors Bellas, McConnell, and Young. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for officers of the Company and administers the Company's equity incentive plans. The Compensation Committee held two meetings during the last fiscal year.

COMPENSATION OF DIRECTORS

    Directors of the Company do not receive cash compensation for services they provide as directors, aside from reimbursement of out-of-pocket expenses incurred in connection with attendance at board meetings. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Under the Company's Director Option Plan, directors who are not employees or consultants of the Company receive options to purchase up to 12,000 shares of Common Stock upon joining the Board of Directors. Thereafter, each non-employee director who has served on the Board of Directors for at least six months shall receive an option to acquire 3,000 shares of Common Stock on the date of each of the Company's annual meetings of stockholders, provided such Outside Director is re-elected or continuing to serve as a director.

    In February 1996, the Company entered into a four-year consulting agreement with director Thomas J. Fogarty, M.D. for the development of devices, instruments, and techniques for minimally invasive coronary artery bypass graft surgery. The Company granted to Three Arch Associates, L.P. and Three Arch Partners, L.P., partnerships of which Dr. Fogarty is a general partner, options for the purchase of 90,000 shares of common stock. In February 1996, the partnerships exercised the options, which are subject to a right of repurchase in the event of termination of the consulting agreement and Dr. Fogarty's services as a board member. The repurchase right lapses at the rate of 1/48 of the shares per month beginning in March 1996. The consulting agreement also provides for certain royalty payments to Dr. Fogarty based on certain product sales by the Company. No such royalty payments were made in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers the Company's various incentive compensation plans. During the year ended January 2, 1998, directors Bellas, McConnell, and Young served as the Compensation Committee of the Company's Board of Directors. Mr. Ferrari, who is President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Ferrari is excluded from discussions regarding his own salary and incentive compensation. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the Class I directors.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL NO. 2
                    INCREASE IN NUMBER OF SHARES AUTHORIZED
                    UNDER THE COMPANY'S INCENTIVE STOCK PLAN

    The Company's Board of Directors and stockholders have previously adopted and approved the Incentive Stock Plan (the "Stock Plan"). A total of 2,200,000 shares of Common Stock have been reserved for issuance under the Stock Plan, and only 67,079 shares were available for future grant as of the Record Date. In January 1998, the Board of Directors authorized an amendment to the Stock Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 600,000, bringing the total number of shares issuable under the Stock Plan to 2,800,000.

    At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment of the Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder, and to approve the material terms of the Stock Plan, including, but not limited to, share limitations for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. A vote for the amendment of the Stock Plan will constitute approval of the proposed increase in the number of shares authorized for issuance under the Stock Plan and of the material terms of the Stock Plan.

    The Board of Directors believes that the amendment is necessary to enable the Company to, among other things, continue its policy of employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments. A summary of the Stock Plan is set forth below.

SUMMARY OF THE STOCK PLAN

    GENERAL. The Stock Plan was originally adopted by the Board of Directors in August 1995 and approved by the stockholders in August 1995. The Stock Plan authorizes the Board of Directors (the "Board"), or one or more committees which the Board may appoint from among its members (the "Committee"), to grant options and rights to purchase Common Stock. Options granted under the Stock Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as determined by the Board or the Committee.

    PURPOSE. The general purpose of the Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of the Company's business.

    ADMINISTRATION. The Stock Plan may be administered by the Board or the Committee. Subject to the other provisions of the Stock Plan, the administrator has the authority: (i) to determine the fair market value of the Company's Common Stock; (ii) to select the service providers (employees, directors or consultants) to whom options and stock purchase rights may be granted under the Stock Plan; (iii) to determine the number of shares of Common Stock to be covered by each option and stock purchase right granted under the Stock Plan; (iv) to approve forms of agreement for use under the Stock Plan;
(v) to determine the terms and conditions, not inconsistent with the terms of the Stock Plan, of any option or stock purchase right granted under the Stock Plan, including the exercise price, the time or times when options or stock purchase rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any option or stock purchase right or the shares of Common Stock relating thereto, based in each case on such factors as the administrator of the Stock Plan, in its sole discretion, shall determine;
(vi) to reduce the exercise price of any option or stock purchase right to the then current fair market value if the fair market value of the Common Stock covered by such option or stock purchase right shall have declined since the date the option or stock purchase right was granted; (vii) to institute an option exchange program; (viii) to construe and interpret the terms of the Stock Plan and awards granted pursuant to the Stock Plan; (ix) to prescribe, amend and rescind rules and regulations relating to the Stock Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws; (x) to modify or amend any option or stock purchase right (subject to certain provisions of the Stock Plan), including the discretionary authority to extend the post-termination exercisability period of options longer than is otherwise provided for in the Stock Plan; (xi) to allow optionees to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise of an option or stock purchase right that number of shares having a fair market value equal to the amount required to be withheld; (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an option or stock purchase right previously granted by the administrator; and (xiii) to make all other determinations deemed necessary or advisable for administering the Stock Plan.

    In August 1996, the Compensation Committee authorized the Chief Executive Officer of the Company to make initial option grants of up to 15,000 shares to new employees. The Chief Executive Officer has authority to grant such options to new employees who do not report directly to him; the Chief Financial Officer's approval is required to grant such options to new employees who report directly to the Chief Executive Officer. The Chief Executive Officer and Chief Financial Officer report to the Compensation Committee with regard to such matters.

    ELIGIBILITY. The Stock Plan provides that options and rights may be granted to the Company's employees, directors and consultants. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the voting power of all classes of outstanding stock of the Company (a "10% Stockholder") is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

    PERFORMANCE-BASED COMPENSATION LIMITATIONS. No employee, director or consultant shall be granted, in any fiscal year of the Company, options to purchase more than 500,000 shares of Common Stock. In connection with his or her initial service to the Company, an employee, director or consultant may be granted options to purchase up to an additional 500,000 shares, which do not count against the 500,000 share limit. The foregoing limitations, which shall be adjusted proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code. In the event that the Administrator determines that such limitation is not required to qualify options as performance-based compensation, the Administrator may modify or eliminate such limitation.

    TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Stock Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

    (a) EXERCISE PRICE. The Board or the Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% Stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted. As the Company's Common Stock is listed on the Nasdaq National Market, the fair market value shall be the closing sales price of the Common stock (or the closing bid if no sales were reported) on the date the option is granted.

    (b) FORM OF CONSIDERATION. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, consideration received by the Company under a formal cashless exercise program adopted by the Company, a reduction in the amount of any Company liability to the Optionee, or by a combination of such methods.

    (c) EXERCISE OF THE OPTION. Each stock option agreement specifies the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the

Stock Plan be exercised more than 10 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five years from the date of grant.

    (d) TERMINATION OF EMPLOYMENT. If an optionee ceases for any reason (other than death or permanent disability) to be a service provider to the Company, then all options held by such optionee under the Stock Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement (but not to exceed three months after the termination of his or her employment in the event of an incentive stock option) or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

    (e) PERMANENT DISABILITY. If an optionee ceases to be a service provider to the Company as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the Stock Plan shall expire upon the earlier of (i) twelve months after the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

    (f) DEATH. If an optionee dies while a service provider to the Company, his or her option shall expire upon the earlier of (i) twelve months after the optionee's death or (ii) the expiration date of the option. The executors or other legal representative or the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of death.

    (g) TERMINATION OF OPTIONS. Each stock option agreement will specify the term of the option. Notwithstanding the foregoing, however, the term of any incentive stock option shall not exceed 10 years from the date of grant. No options may be exercised by any person after the expiration of its term.

    (h) NONTRANSFERABILITY OF OPTIONS. Unless determined otherwise by the Administrator, during an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

    (i) VALUE LIMITATION. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

    (j) OTHER PROVISIONS. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board or Committee.

    ADJUSTMENT UPON CHANGES IN CAPITALIZATION, CORPORATE TRANSACTIONS. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Stock Plan, and the exercise price of any such outstanding option or stock purchase right. Any such adjustment shall be made upon approval of the Board and, if required, the stockholders of the Company, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option and right shall be assumed or an equivalent option or right substituted by a successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not assume the options or substitute substantially equivalent options, then the exercisability of all outstanding options and rights shall be accelerated. In the event of the proposed dissolution or liquidation of the Company, the exercisability of all outstanding options and rights may be accelerated at the discretion of the Administrator. To the extent they have not been previously exercised, options shall terminate upon consummation of the action.

    AMENDMENT, SUSPENSIONS AND TERMINATION OF THE STOCK PLAN. The Board may amend, alter, suspend or terminate the Stock Plan at any time; provided, however, that the Company shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Section 422 of the Code or any other applicable rule or statute. In any event, the Stock Plan will terminate automatically in 2005.

    FEDERAL TAX INFORMATION. Options granted under the Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory options.

    An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

    All other options which do not quality as incentive stock options are nonstatutory options. An optionee will not recognize any taxable income at the time a nonstatutory option is granted. However, upon its exercise, the optionee will recognize taxable income, generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

    Stock purchase rights are taxed in substantially the same manner as nonstatutory options.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

    The approval of the amendment of the Stock Plan requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting at the Annual Meeting.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE INCENTIVE STOCK PLAN SET FORTH HEREIN.

                                 PROPOSAL NO. 3
                         STOCKHOLDER PROPOSAL REGARDING
                            OPTION EXCHANGE PROGRAMS

    The Company receives many suggestions from stockholders. All are given careful attention by the Company, and the Company's management has adopted a number of the suggestions made.

    Management of the Company disagrees strongly with the adoption of the resolution proposed below and asks all stockholders to read through the Company's entire response which follows the stockholder's proposal.

    The author and proponent of the following resolution, the State of Wisconsin Investment Board ("SWIB"), 121 East Wilson Street, Madison, Wisconsin 53702, has requested that the Company include the following proposal in its Proxy Statement for 1998 Annual Meeting of Stockholders. The proponent owns 332,500 shares of the Company's Common Stock as of the Record Date. The SWIB proposal is quoted verbatim below:

STOCKHOLDER RESOLUTION

        "WHEREAS, the CardioThoracic Systems, Inc. (CTSI) Board has supported the adoption of numerous stock option plans over the years, regardless of company or stock performance; and

        "WHEREAS, during the previous several years, the Company has granted options of CTSI shares pursuant to such plans; and

        "WHEREAS, the Company has the potential to engage in repricing options to a lower exercise price whenever the board deems appropriate after poor stock performance;

        "NOW THEREFORE, BE IT RESOLVED:

    "Pursuant to the authority of shareholders to change bylaws granted under
    Article IX, Section 9.1 of the bylaws of CardioThoracic Systems, Inc. the following bylaw shall be added to the Bylaws of CardioThoracic Systems,
    Inc.: OPTION REPRICING: The Board of Directors shall not reprice any stock options already issued and outstanding to a lower strike price at any time during the term of such option, without the prior approval of shareholders."

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION

        "Shareholders generally support the use of reasonable incentive compensation to provide a competitive employment environment. However, excessive reliance on such plans is unfair to existing shareholders.

        "Certain companies like CTSI have continued to expand the use of such plans to the point where existing shareholders face serious potential dilution from options representing approximately 23% of outstanding shares based on disclosures in the Company's May 1997 proxy statement. We believe the practice of repricing, especially when additive to high potential dilution is an abuse of the incentive compensation process. While we understand and agree with the need to provide meaningful incentives to staff, we object strongly to repricing as the means of implementing such incentives.

        "The Company has the ability to reprice "underwater-options" for existing option holders when CTSI stock has had a drop leaving many of the previously awarded options at a strike price above current market. Such action allows existing option holders to exchange "out-of-the-money" options for new options with a reduced exercise price. By engaging in the practice of repricing, the company cancels any negative impact to option holders, essentially rewarding the only people with a direct hand in controlling underperformance. We urge management to raise the stock price, not lower the exercise price. The above resolution will help ensure a measure of fairness to the use of incentive compensative compensation at CTSI."

MANAGEMENT'S RESPONSE

    Nearly all Silicon Valley companies of substantial size use stock options to attract and retain outstanding employees, and there is significant competition to obtain skilled and experienced engineers, sales people and managers in Silicon Valley. Accordingly, stock option-based incentives are an important part of the benefits package for the employees of CardioThoracic Systems. Furthermore, because a stock option only becomes exercisable if an employee remains with the Company, stock options are an important means of motivating employees to remain at the Company.

    Under some market conditions, such as those experienced in 1997, the exercise price that employees would have to pay in order to exercise their stock options exceeds the price at which anyone could buy stock in the market. This can be because of a decline in the Company's stock price due to factors beyond the Company's control such as stock market pressures and trends or because of Company performance. Such "underwater" stock options have little incentive value to employees and may be a cause of low morale and may result in employee attrition.

    When, in the good faith judgment of the Board of Directors, this situation appears to be more damaging to the Company and its stockholders than would be the dilutive effect of an option exchange program, the Board of Directors needs to have the ability to replace such "underwater" stock options promptly with options having an exercise price equal to the then fair market value of the stock, thus restoring the opportunity for employees to receive value in the near term by building the Company and causing the market value of the stock to increase.

    The Company has authorized option exchange programs twice in its history. In each case, before authorizing the exchange program, the Board of Directors carefully considered market conditions, employee turnover, employee morale and Company performance. In each case, the Board of Directors concluded that, because of the risk to the Company of employee attrition in the highly competitive Silicon Valley employment market, the adoption of an option exchange program would be in the best interest of all stockholders. The Company's policy of having the Board of Directors determine if and when an option exchange program can be authorized is conventional in the industry, and SWIB is the only entity that has written to the Company requesting a change to this policy.

    The Company believes that requiring stockholders to approve the rare action of the Board of Directors in authorizing an option exchange program, as SWIB has proposed, would be unnecessary, time consuming and wasteful of the Company's money. The Board of Directors is a group of experienced executives elected by the stockholders specifically because of their experience and judgment. Each director has a fiduciary obligation to the stockholders to approve only those actions that are for the benefit of the Company and its stockholders. Moreover, because members of the Company's Board of Directors hold a significant portion of the Company's stock, the interests of the Board of Directors are closely aligned with the interests of all of the Company's stockholders.

MANAGEMENT RECOMMENDATION AND VOTE REQUIRED

    The approval of the stockholder proposal and the amendment of the Bylaws requires the affirmative vote of a majority of the shares entitled to vote on this matter.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

                                 PROPOSAL NO. 4
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Coopers & Lybrand L.L.P., independent auditors, to audit the financial statements of the Company for the fiscal year ending January 1, 1999 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since its inception. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 1, 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth certain compensation paid by the Company to the Chief Executive Officer, the four other most highly compensated executive officers of the Company, and one former officer (the "Named Executive Officers") for services rendered during the fiscal years ended December 31, 1995 and 1996, and January 2, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                                                 --------------------------
                                                         ANNUAL COMPENSATION      RESTRICTED    SECURITIES
                                                      -------------------------      STOCK      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR        SALARY        BONUS        AWARDS        OPTIONS    COMPENSATION
-----------------------------------------  ---------  -------------  ----------  -------------  -----------  -------------
Richard M. Ferrari.......................       1997  $  229,166     $   75,000           --(1)         --    $    60,751(2)
  President and Chief                           1996     189,583         70,000           --(1)         --         28,098(3)
  Executive Officer                             1995      47,065(4)          --           --(1)         --          2,100(5)

Jeffrey G. Gold..........................       1997     123,059(6)     147,033           --       190,000        106,234(7)
  Executive Vice President and                  1996          --             --           --            --             --
  Chief Operating Officer                       1995          --             --           --            --             --

Steve M. Van Dick........................       1997     157,309         47,453           --            --            568(8)
  Vice President of Finance                     1996      99,167(9)      42,908           --       200,000            976(10)
  and Administration and Chief                  1995          --             --           --            --             --
  Financial Officer

Charles S. Taylor........................       1997     132,500         65,000           --(11)         --           407(12)
  Vice President and Chief                      1996     130,000             --           --(11)         --         1,100(13)
  Technical Officer                             1995      48,750(14)         --           --(11)         --            --

Michael J. Billig........................       1997     141,658         40,294           --            --            923(15)
  Vice President of Regulatory,                 1996     115,104(16)     46,089           --       140,000          1,100(17)
  Quality, and Clinical Research                1995          --             --           --            --             --

Thomas A. Afzal..........................       1997     142,327(18)     46,458           --            --        173,197(19)
  Former Vice President of                      1996      97,500(20)     30,001           --       100,000            917(21)
  Sales and Marketing                           1995          --             --           --            --             --

------------------------

 (1) As of January 2, 1998, Mr. Ferrari held 945,041 shares of the Company's Common Stock having a value of $5,433,986, based upon the closing price of $5.75 per share on January 2, 1998. Pursuant to the terms of a Common Stock Purchase Agreement dated August 1, 1995, the shares are subject to repurchase by the Company at $0.00097 per share in the event of a termination of Mr. Ferrari's employment with the Company. The shares are subject to the following vesting schedule: (1) One twenty-fourth (1/24) of 206,120 of the shares were released from the repurchase option on each of May 31, June 30, July 31 and August 31, 1995; on September 8, 1995, an additional 103,060 shares were released from the repurchase option; pursuant to the terms of an Amendment Agreement dated September 8, 1995, one forty-eighth (1/48) of the remaining 68,707 shares were and will continue to be released at the end of each month thereafter, contingent upon Mr. Ferrari's continued employment with the Company; (2) One forty-eighth (1/48) of 738,921 of the shares were released from the repurchase option on August 31, 1995; pursuant to the terms of an Amendment Agreement dated September 8, 1995, 1/48 of the remaining 723,527 shares were and will continue to be released at the end of each month thereafter, contingent upon Mr. Ferrari's continued employment with the Company. As of January 2, 1998, a total of 614,944 shares had been released from the Company's repurchase options. None of the shares will be subject to the repurchase options after September 30, 1999.

 (2) Consists of $51,300 in imputed interest on a non-interest-bearing loan from the Company to Mr. Ferrari, twelve payments of a $700 monthly car allowance and payment by the Company of life insurance premiums for the benefit of Mr. Ferrari in the amount of $1,051.

 (3) Consists of $19,396 in imputed interest on a non-interest-bearing loan from the Company to Mr. Ferrari, twelve payments of a $700 monthly car allowance and payment of life insurance premiums for the benefit of Mr. Ferrari in the amount of $302.

 (4) Mr. Ferrari joined the Company as Chief Executive Officer in June 1995 and was elected President in August 1995. He received an annualized salary of $175,000 in 1995.

 (5) Consists of three payments of a $700 monthly car allowance.

 (6) Mr. Gold joined the Company as Executive Vice President in May 1997 at an annualized salary of $160,000. In July 1997, Mr. Gold was also appointed Chief Operating Officer.

 (7) Consists of a housing allowance in the amount of $24,000, relocation payments in the amount of $80,842 plus payment by the Company of life insurance premiums for the benefit of Mr. Gold in the amount of $1,392.

 (8) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Van Dick.

 (9) Mr. Van Dick accepted employment with the Company as Vice President of Finance and Administration and Chief Financial Officer in March 1996; his employment began in April 1996 at an annualized salary of $140,000.

(10) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Van Dick.

(11) As of January 2, 1998, Mr. Taylor held 948,152 shares of Common Stock having a value of $5,451,874 based upon the closing price of $5.75 per share on January 2, 1998. Pursuant to the terms of a Common Stock Purchase Agreement dated August 1, 1995, the shares are subject to repurchase by the Company at $0.00097 per share in the event of a termination of Mr. Taylor's employment with the Company. One forty-eighth (1/48) of the shares were released from the repurchase option as of the last day of each month from November 1993 through August 1995. Pursuant to the terms of an Amendment Agreement dated September 8, 1995, 1/48 of the 513,582 shares still subject to the Company's repurchase option as of September 8, 1995 were and will continue to be released from the repurchase option at the end of each month thereafter, contingent upon Mr. Taylor's continued employment with the Company. As of January 2, 1998, a total of 734,160 shares had been released from the Company's repurchase option. None of the shares will be subject to the repurchase option after September 30, 1999.

(12) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Taylor.

(13) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Taylor.

(14) Mr. Taylor has served as Vice President and Chief Technical Officer since June 1995 and received an annualized salary of $130,000 in 1995.

(15) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Billig.

(16) Mr. Billig joined the Company as Vice President, Regulatory, Quality, and Clinical Research in February 1996 at an annualized salary of $130,000.

(17) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Billig.

(18) Mr. Afzal's employment with the Company terminated in August 1997. Under a separation agreement between the Company and Mr. Afzal, Mr. Afzal's salary was continued through January 1998.

(19) Consists of $172,851 in forgiveness of indebtedness under a loan from the Company to Mr. Afzal plus payment by the Company of life insurance premiums for the benefit of Mr. Afzal in the amount of $346.

(20) Mr. Afzal served as Vice President of Sales from March 1996 and became Vice President of Sales and Marketing in July 1996, at an annualized salary of $136,000.

(21) Consists of payment by the Company of life insurance premiums for the benefit of Mr. Afzal.

STOCK OPTION INFORMATION

    The following table sets forth certain information concerning stock options granted during the fiscal year ended January 2, 1998 to the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent the Company's estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock.

               OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 2, 1998

                                                                 INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                              --------------------------------------------------------      VALUE AT ASSUMED
                                               NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                              SECURITIES         TOTAL                                   PRICE APPRECIATION FOR
                                              UNDERLYING        OPTIONS       EXERCISE OR                    OPTION TERM(3)
                                                OPTIONS       GRANTED IN      BASE PRICE   EXPIRATION   ------------------------
NAME                                            GRANTED     FISCAL 1997(1)     ($/SH)(2)      DATE        5%($)        10%($)
--------------------------------------------  -----------  -----------------  -----------  -----------  ----------  ------------
Richard M. Ferrari..........................          --              --              --           --           --            --
Jeffrey G. Gold.............................      50,000             3.1%      $  15.000      3/25/07   $  471,671  $  1,195,307
Jeffrey G. Gold.............................      42,500             2.6          21.125      3/25/07      564,629     1,430,882
Jeffrey G. Gold.............................      27,500             1.7          21.125      3/25/07      365,348       925,865
Jeffrey G. Gold.............................      35,000             2.1          14.875      5/27/07      327,418       829,742
Jeffrey G. Gold.............................      35,000             2.1           7.688      9/04/07      169,212       428,816
Steve M. Van Dick...........................          --              --              --           --           --            --
Charles S. Taylor...........................          --              --              --           --           --            --
Michael J. Billig...........................          --              --              --           --           --            --
Thomas A. Afzal.............................          --              --              --           --           --            --

------------------------

(1) Based on an aggregate of 1,634,450 options granted by the Company in the fiscal year ended January 2, 1998 to employees of and consultants to the Company, including the Named Executive Officers.

(2) The exercise price per share of each option was equal to the last reported sale price of the Common Stock on the date of grant. On January 6, 1998, pursuant to an option exchange program approved by the Compensation Committee of the Company's Board of Directors, each of the options listed in the table was exchanged for an equivalent option with an exercise price of $5.50 per share, which was the last reported sale price of the Common Stock on January 6, 1998.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, for each of the Named Executive Officers, information with respect to each exercise of stock options during the fiscal year ended January 2, 1998 and the value of unexercised stock options held by such individuals at January 2, 1998.

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED JANUARY 2, 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SHARES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                             OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                             SHARES                       JANUARY 2, 1998            JANUARY 2, 1998(2)
                                            ACQUIRED       VALUE     --------------------------  --------------------------
NAME                                       ON EXERCISE  REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Richard M. Ferrari.......................          --           --           --             --           --             --
Jeffrey G. Gold..........................          --           --           --        190,000           --             --
Steve Van Dick...........................      50,000    $ 681,250       75,000         75,000    $  56,250    $    56,250
Charles S. Taylor........................          --           --           --             --           --             --
Michael J. Billig........................      40,833      644,141       26,250         72,917      148,313        411,981
Thomas A. Afzal..........................      39,583       89,062        8,334             --        6,251             --

------------------------

(1) Based on the last reported sale price of the Common Stock on the date of exercise.

(2) Based on a value of $5.75 per share, which was the last reported sale price of the Common Stock on January 2, 1998.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

    Under the terms of a letter dated September 5, 1995, setting forth the terms of Charles S. Taylor's employment with the Company, the Company has agreed to provide Mr. Taylor with a base salary continuation, subject to certain conditions, for three months following a termination of Mr. Taylor's employment without cause or a mutual agreement for separation from the Company. The agreement does not provide for any specified term of employment.

    Under the terms of an Employment Agreement dated April 19, 1996 between the Company and Steve M. Van Dick, in the event of a change in control of the Company, all of Mr. Van Dick's then unvested stock options would become fully vested and if Mr. Van Dick's employment were terminated voluntarily or involuntarily, other than for cause, within twelve months following such change in control of the Company, he would be entitled to receive twelve months severance pay. The agreement does not provide for any specified term of employment. The Company has provided Mr. Van Dick with a loan for the purchase of a home having a principal amount of $200,000 with simple interest payable at the rate of 6.31% per annum and a term of five years.

    Under the terms of a letter dated February 25, 1997, setting forth the terms of Jeffrey G. Gold's employment with the Company, in the event of a change in control of the Company, certain of Mr. Gold's then unvested stock options would become fully vested.

    Under the terms of a separation agreement dated August 11, 1997, between the Company and Thomas A. Afzal, the Company agreed to continue Mr. Afzal's salary, stock option vesting and loan forgiveness through January 1998, after which time the remaining balance of a loan from the Company to Mr. Afzal is to be repaid with interest by Mr. Afzal in monthly installments through April 29, 2000.

OPTION REPRICING

    On January 6, 1998, pursuant to an option exchange program approved by the Compensation Committee of the Company's Board of Directors, each of the options listed in the table entitled "Option Grants in Fiscal Year Ended January 2, 1998" was exchanged for an equivalent option with an exercise price of $5.50 per share, which was the last reported sale price of the Common Stock on January 6, 1998.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    THE FOLLOWING IS PROVIDED TO STOCKHOLDERS BY THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    The Compensation Committee of the Board of Directors (the "Committee"), consisting of three outside directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance and stockholder return.

COMPENSATION PHILOSOPHY

    The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from the Company's values, business strategy and management requirements. These principles may be summarized as follows:

    - Align the financial interests of the management team with the Company and its stockholders;

    - Attract, motivate and retain high-caliber individuals necessary to increase total return to stockholders;

    - Provide a total compensation program where a significant portion of pay is linked to individual achievement and short- and long-term Company performance; and

    - Emphasize reward for performance at the individual, team and Company levels.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) may limit the company's ability to deduct for United States federal income tax purposes compensation in excess of $1 million paid to the Company's Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. No executive officer of the Company received any such compensation in excess of this limit during the fiscal year ended January 2, 1998. Grants under the Incentive Stock Plan will not be subject to the deduction limitation if the stockholders approve the Incentive Stock Plan, including the option grant limitations described below.

    Section 162(m) of the Code places limits on the deductibility for United States federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Option Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 500,000 shares of Common Stock.

    Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirement of being performance based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that
Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

COMPENSATION PROGRAM

    In 1996, the Company retained iQuantic, Inc., a compensation consulting firm, to research and prepare a report regarding the Company's chief executive officer's compensation package, other officers' compensation and the employee bonus program. In August 1996, iQuantic submitted to the Compensation Committee a report regarding the Company's cash and equity bonus structure and officer compensation issues. In its December 1997 meeting, the Compensation Committee considered the 1996 iQuantic report and additional executive compensation information relating to the medical device industry, as well as the rate of inflation, and made certain adjustments to the chief executive officer's compensation package, the other officers' compensation, and the employee bonus program.

    The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the principles set forth above. The Committee considers these components of compensation individually as well as collectively in determining total compensation for executive officers.

    1. BASE SALARY. Each fiscal year the Committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys, (ii) responsibilities, scope and complexity of each position and (iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

    2. ANNUAL CASH (SHORT-TERM) INCENTIVES. Annual cash incentives are established to provide a direct linkage between individual pay and annual corporate performance. Target annual bonus awards are established for executive officer positions based upon industry and peer group surveys and range from 35% to 40% of base salary, with 40% for the chief executive officer position. Each officer who served in an executive capacity during the Last Fiscal Year, including the Chief Executive Officer, received a cash bonus for such service ranging in amount from 0% to approximately 49% of base salary. In establishing bonus amounts, the Committee generally considers the performance of each officer in his or her respective area of accountability, each officer's respective contribution to the success of the Company, the Company's overall performance, and competitive data for similar positions. In establishing bonus awards for the Last Fiscal Year, the Committee also considered the Company's successful product development programs and training programs during the year, as well as financial performance for the Last Fiscal Year. The Compensation Committee establishes corporate and individual objectives for each officer at the beginning of each of the Company's fiscal quarters. The Compensation Committee makes a quarterly determination of the bonus for each officer. The determination is based on set proportions of the corporate and individual objectives, and each officer is rated separately on the attainment of those objectives. Each officer may receive a portion or the full amount of his targeted annual performance based bonus. The bonus award to the Chief Executive Officer for the Last Fiscal Year was approximately 33% of his base salary.

    3. EQUITY BASED INCENTIVE COMPENSATION. Long-term incentives for the Company's employees are provided under the Company's stock option plans. Each fiscal year, the Committee considers the desirability of granting to executive officers long-term incentives in the form of stock options. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance and align the financial interests of the management team with the Company and its stockholders. The Committee established the grants of stock options to executive officers (other than the Chief Executive Officer) in the Last Fiscal Year, based upon a review of proposed individual awards, taking into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer and competitive data for similar positions. During the Last Fiscal Year, option awards were granted to the following officers in the following amounts: (1) 190,000 shares of Common Stock to the Executive Vice President and Chief Operating Officer, (2) 110,000 shares of Common Stock to the Vice President, Business Development and (3) 90,000 shares of Common Stock to the Vice President, Sales and Marketing.

                                          Respectfully submitted,

                                          Robert C. Bellas
                                          Thomas C. McConnell
                                          Philip M. Young

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock at December 31, 1997 since April 18, 1996 (the date the Company first became subject to the reporting requirements of the Exchange
Act) to the cumulative total return over such period of (i) "Nasdaq Stock Market (U.S.)" index, and (ii) the Hambrecht & Quist "Healthcare Excluding Biotechnology" index. The graph assumes the investment of $100 in the Company's Common Stock and each of such indices (from April 18, 1996) and reflects the change in the market price of the Company's Common Stock relative to the noted indices at December 31, 1997 (and not for any interim period). The performance shown is not necessarily indicative of future price performance.

                COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
    AMONG CARDIOTHORACIC SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
       AND THE HAMBRECHT & QUIST HEALTHCARE EXCLUDING BIOTECHNOLOGY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                       HAMBRECHT & QUIST HEALTHCARE
              CARDIOTHORACIC SYSTEMS, INC.         NASDAQ STOCK MARKET (U.S.)            EXCLUDING BIOTECHNOLOGY
4/18/96                                   $100                              $100                                    $100
12/96                                       82                               114                                     108
12/97                                       24                               140                                     129

*  $100 INVESTED ON 4/18/96 IN STOCK OR INDEX-
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.

    THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the fiscal year ended January 2, 1998, certain of the Company's executive officers were indebted to the Company pursuant to loans made by the Company to such executive officers.

    On December 3, 1996, the Company loaned to Steve M. Van Dick, an officer of the Company, the principal amount of $200,000 for the purchase of a home, with interest to accrue at a rate of 6.31% per annum, due and payable on the earlier of December 31, 2000 or the termination of Mr. Van Dick's employment with the Company. As of March 23, 1998, a total of $217,110 was outstanding on the loan to Mr. Van Dick.

    On August 16, 1996, the Company loaned to Richard M. Ferrari, the Chief Executive Officer of the Company, the principal amount of $750,000 for the purpose of estate planning, secured by 75,000 shares of the Company's Common Stock. The note does not bear interest and is due and payable on the earlier of August 16, 2000 or the termination of Mr. Ferrari's employment with the Company. As of March 23, 1998, a total of $750,000 was outstanding on the loan to Mr. Ferrari.

    On April 29, 1996, the Company loaned to Thomas A. Afzal, who was then an officer of the Company, the principal amount of $300,000 for the purchase of a home, with interest to accrue at a rate of 5.88% per annum. On June 5, 1996, the Company loaned an additional $55,000 to Mr. Afzal for the same purpose and at the same interest rate. One-fourth of the $300,000 principal amount was due and payable, with interest, on April 29, 1997, with the balance payable in monthly installments, with interest, through April 29, 2000. The $55,000 loan was due and payable, with interest, in two equal installments on January 5, 1997 and January 5, 1998. Under the terms of the loans, the amount to be repaid on each payment date would be forgiven, so long as Mr. Afzal was still associated with the Company on such payment date. Mr. Afzal's employment with the Company terminated in August 1997. Under a separation agreement between Mr. Afzal and the Company, Mr. Afzal's salary, stock option vesting and loan forgiveness were continued through January 1998. Accordingly, in 1997 and 1998, pursuant to the loan forgiveness schedules, as extended by the separation agreement, a total of $161,564 in principal and accrued interest on the $300,000 loan was forgiven, and the entire $55,000 loan, together with $3,504 in accrued interest, was forgiven. Under the separation agreement, the remaining balance of the $300,000 loan is to be repaid with interest by Mr. Afzal, in monthly installments of $6,535 each from February 28, 1998, through April 29, 2000. As of March 23, 1998, a total of $165,000 was outstanding on the loan to Mr. Afzal.

    All transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, have been or will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, CARDIOTHORACIC SYSTEMS, INC., 10600 N. TANTAU AVE., CUPERTINO, CALIFORNIA 95014.

                                          THE BOARD OF DIRECTORS

Dated: April 9, 1998

                                APPENDIX

                        CARDIOTHORACIC SYSTEMS, INC.



                            INCENTIVE STOCK PLAN
               (AMENDED AND RESTATED EFFECTIVE AUGUST 12, 1996)
                        (AND AS AMENDED JANUARY 28, 1997)
                        (AND AS AMENDED JANUARY 22, 1998)


     1. PURPOSES OF THE PLAN.  The purposes of this Stock Plan are:

        - to attract and retain the best available personnel for positions of substantial responsibility,

        - to provide additional incentive to Employees, Directors and Consultants, and

        - to promote the success of the Company's business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

     2.   DEFINITIONS.  As used herein, the following definitions shall apply:

          (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

          (c) "BOARD" means the Board of Directors of the Company.

          (d) "CODE" means the Internal Revenue Code of 1986, as amended.

          (e) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (f) "COMMON STOCK" means the Common Stock of the Company.

          (g) "COMPANY" means CardioThoracic Systems, Inc., a Delaware corporation.

          (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

          (i) "DIRECTOR" means a member of the Board.

          (j) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

          (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (m) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

               (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (o) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

          (p) "NOTICE OF GRANT" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

          (q) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (r) "OPTION" means a stock option granted pursuant to the Plan.

          (s) "OPTION AGREEMENT" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (t) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

          (u) "OPTIONED STOCK" means the Common Stock subject to an Option or Stock Purchase Right.

          (v) "OPTIONEE" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

          (w) "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (x) "PLAN" means this Incentive Stock Plan.

          (y) "RESTRICTED STOCK" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

          (z) "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

          (aa) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (bb) "SECTION 16(b)" means Section 16(b) of the Exchange Act.

          (cc) "SERVICE PROVIDER" means an Employee, Director or Consultant.

          (dd) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (ee) "STOCK PURCHASE RIGHT" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

          (ff) "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 2,800,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); PROVIDED, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

     4.   ADMINISTRATION OF THE PLAN.

          (a) PROCEDURE.

               (i) MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different Committees with respect to different groups of Service Providers.

               (ii) SECTION 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

               (iii) RULE 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

               (vii) OTHER ADMINISTRATION. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws. The Board or Committee may authorize the Chief Executive Officer of the Company to grant Options to newly-hired Employees OTHER THAN OFFICERS AND DIRECTORS to purchase up to 15,000 Shares (subject to adjustment as provided in Section 13) per Optionee (less the number of Shares covered by any Options previously granted to such Optionee during the preceding 12 months) and to fix the terms of such Options within the limitations imposed by this Plan, the form of option agreement approved by the Board or Committee, and by the authorizing resolutions.

          (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

               (i) to determine the Fair Market Value;

               (ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

               (iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

               (iv) to approve forms of agreement for use under the Plan;

               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

               (vii) to institute an Option Exchange Program;

               (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

               (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

               (x) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

               (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

               (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

               (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

     5. ELIGIBILITY. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

     6.   LIMITATIONS.

          (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

          (c) The following limitations shall apply to grants of Options:

               (i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

               (ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 500,000 Shares which shall not count against the limit set forth in subsection (i) above.

               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

               (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

     7. TERM OF PLAN. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

     8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

     9.   OPTION EXERCISE PRICE AND CONSIDERATION.

          (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

               (i) In the case of an Incentive Stock Option

                    (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                    (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

          (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

          (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

               (i) cash;

               (ii) check;

               (iii) promissory note;

               (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

               (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

               (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

               (vii) any combination of the foregoing methods of payment; or

               (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

     10.  EXERCISE OF OPTION.

          (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

               An Option shall be deemed exercised when the Company receives:
(i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

               Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (d) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (e) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

     11.  STOCK PURCHASE RIGHTS.

          (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

          (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

          (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (d) RIGHTS AS A STOCKHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     12. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

     13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

          (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

          (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

          (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

     14. DATE OF GRANT. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

     15.  AMENDMENT AND TERMINATION OF THE PLAN.

          (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) STOCKHOLDER APPROVAL. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

     16.  CONDITIONS UPON ISSUANCE OF SHARES.

          (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. STOCKHOLDER APPROVAL. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          CARDIOTHORACIC SYSTEMS, INC.
          1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1998

      The undersigned shareholder of CARDIOTHORACIC SYSTEMS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 1998 and hereby appoints Richard M. Ferrari and Steve M. Van Dick and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of CARDIOTHORACIC SYSTEMS, INC. to be held on May 19, 1998 at 9:00 a.m. local time, at the Company's principal executive offices at 10600 N. Tantau Ave., Cupertino, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.      ELECTION OF CLASS I DIRECTORS:
        / /   FOR all nominees listed below (except as indicated)         / /   WITHHOLD
        IF YOU WISH TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME
        IN THE LIST BELOW:
        Thomas J. Fogarty, M.D.                              Charles S. Taylor

2.      AMENDMENT OF INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR GRANT THEREUNDER:
        / /  FOR             / /  AGAINST              / /  ABSTAIN
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL 3.
3.      STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO PROHIBIT THE REPRICING OF STOCK OPTIONS WITHOUT
        STOCKHOLDER APPROVAL:
        / /  FOR             / /  AGAINST              / /  ABSTAIN

4.      PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT AUDITORS OF THE
        COMPANY FOR THE FISCAL PERIOD ENDING JANUARY 1, 1999:
        / /  FOR             / /  AGAINST              / /  ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS I DIRECTORS, FOR THE AMENDMENT OF THE INCENTIVE STOCK PLAN, AGAINST THE STOCKHOLDER PROPOSAL TO AMEND THE BYLAWS, FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             Dated: _____________________ , 1998
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                          Signature

                                             (This Proxy should be marked, dated
                                             and signed by the shareholder(s)
                                             exactly as his or her name appears
                                             hereon, and returned promptly in
                                             the enclosed envelope. Persons
                                             signing in a fiduciary capacity
                                             should so indicate. If shares are
                                             held by joint tenants or as
                                             community property, both should
                                             sign.)